                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (AMENDMENT NO. 1)*


                         RECKSON ASSOCIATES REALTY CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                 Class A Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    75621K304
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


[ ] Rule 13d-1(b)

[X ] Rule 13d-1(c)

[ ] Rule 13d-1(d)


         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).



                                                                     Page 1 of 9
                                                         Exhibit Index on Page 8

-------------------------                               ------------------------
CUSIP NO. 75621K304                   13G                   PAGE 2 OF 9 PAGES
-------------------------                               ------------------------

--------------------------------------------------------------------------------

         1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

                  Crescent Real Estate Equities Limited Partnership I.R.S. # 75-2531304
--------------------------------------------------------------------------------
         2        Check the Appropriate Box if a Member of a Group (a) [ ]
                  (See Instructions)                               (b) [ ]

--------------------------------------------------------------------------------
         3        SEC Use Only

--------------------------------------------------------------------------------
         4        Citizenship or Place of Organization

                  Delaware
--------------------------------------------------------------------------------
     Number of       5         Sole Voting Power

                               N/A
                     -----------------------------------------------------------
      Shares         6         Shared Voting Power

                               N/A
                     -----------------------------------------------------------
   Beneficially      7         Sole Dispositive Power

                               N/A
                     -----------------------------------------------------------
     Owned by        8         Shared Dispositive Power

       Each                    N/A

     Reporting

    Person With
--------------------------------------------------------------------------------
         9        Aggregate Amount Beneficially Owned by Each Reporting Person

                  0
--------------------------------------------------------------------------------
         10       Check if the Aggregate Amount in Row (9) Excludes Certain
                  Shares (See Instructions)                                  [ ]

--------------------------------------------------------------------------------
         11       Percent of Class Represented by Amount in Row (9)

                  0.0%
--------------------------------------------------------------------------------
         12       Type of Reporting Person (See Instructions)

                  PN
--------------------------------------------------------------------------------

-------------------------                               ------------------------
CUSIP NO. 75621K304                   13G                   PAGE 3 OF 9 PAGES
-------------------------                               ------------------------


--------------------------------------------------------------------------------
         1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

                  Crescent Real Estate Equities, Ltd.
                  I.R.S. # 75-2526839
--------------------------------------------------------------------------------
         2        Check the Appropriate Box if a Member of a Group       (a) [ ]
                  (See Instructions)                                     (b) [ ]

--------------------------------------------------------------------------------
         3        SEC Use Only

--------------------------------------------------------------------------------
         4        Citizenship or Place of Organization

                  Delaware
--------------------------------------------------------------------------------
     Number of       5         Sole Voting Power

                               N/A
                     -----------------------------------------------------------
      Shares         6         Shared Voting Power

                               N/A
                     -----------------------------------------------------------
   Beneficially      7         Sole Dispositive Power

                               N/A
                     -----------------------------------------------------------
     Owned by        8         Shared Dispositive Power

       Each                    N/A

     Reporting

    Person With
--------------------------------------------------------------------------------
         9        Aggregate Amount Beneficially Owned by Each Reporting Person

                  0
--------------------------------------------------------------------------------
         10       Check if the Aggregate Amount in Row (9) Excludes Certain
                  Shares (See Instructions)                                  [ ]

--------------------------------------------------------------------------------
         11       Percent of Class Represented by Amount in Row (9)

                  0.0%
--------------------------------------------------------------------------------
        12        Type of Reporting Person (See Instructions)

                  CO
--------------------------------------------------------------------------------

-------------------------                               ------------------------
CUSIP NO. 75621K304                   13G                   PAGE 4 OF 9 PAGES
-------------------------                               ------------------------


--------------------------------------------------------------------------------
         1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

                  Crescent Real Estate Equities Company
                  I.R.S. # 52-1862813
--------------------------------------------------------------------------------
         2        Check the Appropriate Box if a Member of a Group       (a) [ ]
                  (See Instructions)                                     (b) [ ]

--------------------------------------------------------------------------------
         3        SEC Use Only

--------------------------------------------------------------------------------
         4        Citizenship or Place of Organization

                  Texas
--------------------------------------------------------------------------------
     Number of       5         Sole Voting Power

                               N/A
                     -----------------------------------------------------------
      Shares         6         Shared Voting Power

                               N/A
                     -----------------------------------------------------------
   Beneficially      7         Sole Dispositive Power

                               N/A
                     -----------------------------------------------------------
     Owned by        8         Shared Dispositive Power

       Each                    N/A

     Reporting

    Person With
--------------------------------------------------------------------------------
        9         Aggregate Amount Beneficially Owned by Each Reporting Person

                  0
--------------------------------------------------------------------------------
        10        Check if the Aggregate Amount in Row (9) Excludes Certain
                  Shares (See Instructions)                                  [ ]

--------------------------------------------------------------------------------
        11        Percent of Class Represented by Amount in Row (9)

                  0.0%
--------------------------------------------------------------------------------
        12        Type of Reporting Person (See Instructions)

                  OO
--------------------------------------------------------------------------------

-------------------------                               ------------------------
CUSIP NO. 75621K304                   13G                   PAGE 5 OF 9 PAGES
-------------------------                               ------------------------


ITEM 1(a).    NAME OF ISSUER:

              Reckson Associates Realty Corp.

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              225 Broadhollow Road
              Melville, New York  11747

ITEM 2(a).    NAMES OF PERSONS FILING:

              Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership ("Crescent OP")

              Crescent Real Estate Equities, Ltd, a Delaware corporation ("Crescent Ltd"), and the general partner of Crescent OP

              Crescent Real Estate Equities Company, a Texas real estate investment trust ("Crescent Equities"), and the sole owner of Crescent Ltd

ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              For Crescent OP, Crescent Ltd and Crescent Equities:

              777 Main Street, Suite 2100
              Fort Worth, Texas  76102

ITEM 2(c).    CITIZENSHIP:

              Crescent OP is a limited partnership organized under the laws of the state of Delaware.

              Crescent Ltd is a corporation organized under the laws of the state of Delaware.

              Crescent Equities is a real estate investment trust organized under the laws of the state of Texas.

ITEM 2(d).    TITLE OF CLASS OF SECURITIES:

              Class A Common Stock, par value $0.01 per share

ITEM 2(e).    CUSIP NUMBER:

              75621K304

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

              Not applicable.

ITEM 4.       OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

-------------------------                               ------------------------
CUSIP NO. 75621K304                   13G                   PAGE 6 OF 9 PAGES
-------------------------                               ------------------------


The ownership percentage set forth below is based on 49,876,552 outstanding shares of Class A common stock, par value $0.01 per share, of the issuer, as reported in the issuer's Form 10-Q for the three months ended September 30, 2001, filed on November 13, 2001.

         With respect to each of Crescent OP, Crescent Ltd and Crescent
Equities:

                  (a)      Amount beneficially owned: 0

                  (b)      Percent of class: 0.0%

                  (c)      Number of shares as to which each person has:

                           (i)      Sole power to vote or to direct the vote:
                                    N/A

                           (ii)     Shared power to vote or to direct the vote:
                                    N/A

                           (iii) Sole power to dispose or to direct the disposition of: N/A

                           (iv) Shared power to dispose or to direct the disposition of: N/A

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                  [X]


ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATIONS.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-------------------------                               ------------------------
CUSIP NO. 75621K304                   13G                   PAGE 7 OF 9 PAGES
-------------------------                               ------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2002


CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP

              By: CRESCENT REAL ESTATE EQUITIES, LTD., its general partner

                   By:  /s/ David M. Dean
                      ---------------------------------------------------
                   Title: Executive Vice President, Law and
                          Administration and Secretary



CRESCENT REAL ESTATE EQUITIES COMPANY

By:  /s/ David M. Dean
   ---------------------------------------------------
Title: Executive Vice President, Law and
       Administration and Secretary

-------------------------                               ------------------------
CUSIP NO. 75621K304                   13G                   PAGE 8 OF 9 PAGES
-------------------------                               ------------------------


                                    EXHIBITS



1.       Joint Filing Agreement Pursuant to Rule 13d-1(k)(1)            Page 9

----------------------                                     -------------------
 CUSIP NO. 75621K304                    13G                 PAGE 9 OF 9 PAGES
----------------------                                     -------------------


                                                                      EXHIBIT 1

               Joint Filing Agreement Pursuant to Rule 13d-1(k)(1)

The undersigned hereby agree that this document shall be filed on behalf of each of them.




CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP

         By:  CRESCENT REAL ESTATE EQUITIES, LTD., its general partner

                 By:      /s/ David M. Dean
                     -----------------------------------------------
                 Title:  Executive Vice President, Law and
                         Administration and Secretary



CRESCENT REAL ESTATE EQUITIES COMPANY

By:     /s/ David M. Dean
   -----------------------------------------------
Title:  Executive Vice President, Law and
        Administration and Secretary